                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  10549

                                FORM N-8A

                      NOTIFICATION OF REGISTRATION
                  FILED PURSUANT TO SECTION 8(a) OF THE
                     INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notified the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

        Name:  ITT Hartford Life and Annuity Insurance Company
               ICMG Registered Variable Life Separate Account

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                         200 Hopmeadow Street
                     Simsbury, Connecticut  06089

          Telephone Number (including area code): 203-843-8847

           Name and address of agent for service of process:

                      Scott K. Richardson
                      P.O. Box 2999
                      Hartford, Connecticut  06104-2999

Check Appropriate Box:
      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           YES /x/             NO / /

                                 SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Simsbury and the State
of Connecticut on the     day of October, 1995

[SEAL]                     ITT HARTFORD LIFE AND ANNUITY INSURANCE
                           COMPANY
                           ICMG REGISTERED VARIABLE LIFE SEPARATE
                           ACCOUNT ONE

                           ITT HARTFORD LIFE AND ANNUITY INSURANCE
                           COMPANY
                           (Name of Sponsor, trustee or custodian)


Attest:   /s/  SCOTT RICHARDSON        By:   /s/  BRUCE D. GARDNER
        ----------------------------       -----------------------------
            Scott Richardson                      Bruce D. Gardner
            Attorney                              General Counsel